Exhibit 99.1
Conn's, Inc. Reports First Quarter Fiscal 2017 Financial Results;
Enhances Management Team;
Executing Strategies to Turn Around Credit Performance
THE WOODLANDS, TEXAS, June 2, 2016 – Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the first quarter ended April 30, 2016.
Norm Miller, Conn's Chairman, Chief Executive Officer and President, commented, "Our results this quarter reflect the transition we are undergoing this year to transform our credit business. We have a strong, differentiated retail model that delivers an excellent value to our customers. Our work the past few years to revitalize our retail operation was highly successful, but changes in the underlying behavior of our customer base exposed the need for increased investment in credit risk management. We are temporarily slowing the pace of growth to allow us to implement strategies to turn around our credit segment's financial performance. These strategies include investments in our credit risk management team, improvements to our underwriting strategies and reviewing opportunities to increase the yield on the portfolio. It will take several quarters before the benefits of these efforts begin to meaningfully impact our reported results. I am confident we are headed in the right direction, and will end the year better positioned to achieve consistent and predictable earnings growth.
"As we focus on building out the infrastructure needed to support our growing retail and credit operations, having a strong, driven management team is paramount to delivering outstanding performance. I am pleased to announce the appointments of Lee Wright as our Chief Financial Officer and John Davis as Chief Credit Officer. They both present a unique mix of skills and experience with our customer base that will immediately enhance our financial and credit risk management teams. In addition, we’ve also announced the appointment of Mark Prior as our new General Counsel and the promotion of Mike Poppe to President and Chief Operating Officer of Credit and Collections.
"Overall, the retail segment in the first quarter of fiscal 2017 expanded with the successful opening of five new stores in the quarter, and delivered net sales growth of nearly 7%. Our long-term outlook and market opportunity remain intact, and we believe the actions we are taking to improve our credit results will significantly increase profitability in fiscal 2018 and beyond."
Retail Segment First Quarter Results (on a year-over-year basis unless otherwise noted)
Total retail revenues were $319.0 million for the first quarter of fiscal 2017, an increase of $20.4 million, or 6.8%, primarily a result of new store openings partially offset by a decline in same store sales. Excluding the impact of our April 2015 decision to exit video game products, digital cameras, and certain tablets, same store sales for the quarter decreased 1.3%. Sales growth was also impacted by underwriting changes made in the fourth quarter of fiscal 2016 and in the first quarter of fiscal 2017. Retail segment operating income for the first quarter was $33.7 million, and $34.2 million adjusted to exclude net charges of $0.5 million primarily from legal and professional fees related to securities-related litigation.

The following table presents net sales and changes in net sales by category:

	Three Months Ended April 30,					%	Same store
(dollars in thousands)	2016	% of Total	2015	% of Total	Change	Change	% change
Furniture and mattress	$105,306	33.0%	$89,502	30.0%	$15,804	17.7%	3.8%
Home appliance	87,904	27.6	$84,102	28.2	$3,802	4.5	(3.9)
Consumer electronics	65,865	20.7	71,430	23.9	(5,565)	(7.8)	(14.2)
Home office	22,473	7.1	21,985	7.4	488	2.2	(3.8)
Other	4,942	1.6	4,607	1.5	335	7.3	(1.6)
Product sales	286,490	90.0	271,626	91.0	14,864	5.5	(4.0)
Repair service agreement commissions	28,185	8.8	23,796	8.0	4,389	18.4	0.9
Service revenues	3,867	1.2	3,057	1.0	810	26.5
Total net sales	318,542	100.0%	298,479	100.0%	20,063	6.7	(3.4)%
Other revenues	494		149		345
Total revenues	$319,036		$298,628		$20,408	6.8%
Same store sales % change, excluding exited products							(1.3)%
The following provides a summary of items impacting the performance of our product categories during the first quarter of fiscal 2017 compared to the prior-year period:

•	Furniture unit volume increased 23.5%, partially offset by a 3.8% decrease in average selling price;

•	Mattress unit volume increased 13.2% and average selling price increased 3.3%;

•	Home appliance unit volume increased 5.4% with average selling price flat. Total sales for refrigeration increased 6.8%, laundry increased 2.6%, and cooking increased 8.5%;

•
Consumer electronic unit volume decreased 10.4%, partially offset by a 4.0% increase in average selling price. Television sales decreased 1.5% as unit volume decreased 8.1%, partially offset by a 7.2% increase in average selling price. Excluding the impact from exiting video game products and digital cameras, consumer electronics same store sales decreased 8.6%;

•
Home office average selling price increased 11.0%, partially offset by a 7.4% decrease in unit volume. Excluding the impact from exiting certain tablets, home office same store sales increased 2.8%; and

•	The increase in repair service agreement commissions was driven by improved program performance resulting in higher retrospective commissions and increased retail sales.
Credit Segment First Quarter Results (on a year-over-year basis unless otherwise noted)
Credit revenues increased 5.5% to $70.1 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The total customer portfolio balance was $1.5 billion at April 30, 2016, rising 11.2%, or $155.2 million, from April 30, 2015. The portfolio interest and fee income yield on an annualized basis was 15.8% for the first quarter, a decline of 80 basis points as compared to the same period last year.
Provision for bad debts for the first quarter of fiscal 2017 was $57.8 million, an increase of $10.3 million from the same prior-year period. This increase was primarily a result of the following:

•
The recognition of expected losses stemming from higher-growth periods, including customer receivables originated during fiscal years 2014 through the first half of 2016. The Company continues to believe that portfolio performance has stabilized, and that the fiscal 2014 and 2015 originations will be the peak loss years. Both of these pools of originations are highly seasoned and the Company expects the ultimate net static pool loss rates to be in the high-13% to low-14% range, as previously communicated;

•	A 14.1% increase in the average receivable portfolio balance resulting from new store openings over the past 12 months; and

•
The balance of customer receivables accounted for as troubled debt restructurings increased to $123.5 million, or 8.0% of the total portfolio balance, driving $1.5 million of additional provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended April 30, 2016, to be filed with the Securities and Exchange Commission.
First Quarter Results
Diluted loss for the quarter was $0.32 per share compared to diluted earnings for the prior-year quarter of $0.43 per share. Adjusted diluted loss for the quarter, which excludes charges and credits, was $0.31 per share compared to adjusted diluted earnings for the prior-year quarter, which excludes charges and credits, of $0.44 per share.
Store Update
During the first quarter, the Company opened five new Conn's HomePlus® stores in Louisiana (2), Nevada (1), South Carolina (1) and Tennessee (1), bringing the total store count to 108. Conn's plans to open approximately 10 to 12 new stores during fiscal year 2017.
Liquidity and Capital Resources
As of April 30, 2016, the Company had $161.9 million of immediately available borrowing capacity under its $810.0 million revolving credit facility, with an additional $567.6 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.
The Company continues to take actions to transform the capital structure of the business and to position it to execute its growth strategies while reducing risk and enhancing shareholder value. In March 2016, the Company securitized an additional $705.1 million of customer accounts receivables, which resulted in net proceeds to the Company of approximately $478.0 million, net of transaction costs and reserves. The proceeds were used to pay off the outstanding balance under the Company's revolving credit facility, with a small balance of cash remaining.
Outlook and Guidance
The following are the Company's expectations for the business for the second quarter of fiscal 2017:

•	Retail gross margin between 37.0% and 37.5% of total net sales;

•	Selling, general and administrative expenses between 28.25% and 29.25% of total revenues;

•	Provision for bad debts between 14.25% and 15.25% of the average total customer portfolio balance (annualized);

•	Credit segment finance charges and other revenues between 18.25% and 18.75% of the average total customer portfolio balance (annualized); and

•	Interest expense between $25.5 million and $27.0 million.
The Company is updating its expectations for fiscal year 2017:

•	Total revenue growth in the low- to mid-single digits;

•	Change in same store sales to range from down mid- to low-single digits, considering the sales impact of underwriting changes;

•	Retail gross margin between 36.75% and 37.50% of total net sales; and

•	Opening of approximately 10 to 12 stores.
Conference Call Information
We will host a conference call on June 2, 2016, at 10 a.m. CT / 11 a.m. ET, to discuss our first quarter fiscal 2017 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and first quarter fiscal 2017 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through June 9, by dialing 855-859-2056 or 404-537-3406 and Conference ID: 13408726.

About Conn's, Inc.
Conn's is a specialty retailer currently operating over 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended April 30,
	2016	2015
Revenues:
Total net sales	$318,542	$298,479
Finance charges and other revenues	70,571	66,597
Total revenues	389,113	365,076
Costs and expenses:
Cost of goods sold	204,466	187,133
Selling, general and administrative expenses	113,247	95,675
Provision for bad debts	58,218	47,543
Charges and credits	526	619
Total costs and expenses	376,457	330,970
Operating income	12,656	34,106
Interest expense	25,896	9,428
Income (loss) before income taxes	(13,240)	24,678
Provision (benefit) for income taxes	(3,491)	9,001
Net income (loss)	$(9,749)	$15,677
Earnings (loss) per share:
Basic	$(0.32)	$0.43
Diluted	$(0.32)	$0.43
Weighted average common shares outstanding:
Basic	30,661	36,365
Diluted	30,661	36,880

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2016	2015
Revenues:
Product sales	$286,490	$271,626
Repair service agreement commissions	28,185	23,796
Service revenues	3,867	3,057
Total net sales	318,542	298,479
Other revenues	494	149
Total revenues	319,036	298,628
Costs and expenses:
Cost of goods sold	204,466	187,133
Selling, general and administrative expenses	79,983	68,227
Provision for bad debts	398	69
Charges and credits	526	619
Total costs and expenses	285,373	256,048
Operating income	$33,663	$42,580
Retail gross margin	35.8%	37.3%
Selling, general and administrative expense as percent of revenues	25.1%	22.8%
Operating margin	10.6%	14.3%
Store count:
Beginning of period	103	90
Opened	5	3
Closed	—	(2)
End of period	108	91

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2016	2015
Revenues -
Finance charges and other revenues	$70,077	$66,448
Costs and expenses:
Selling, general and administrative expenses	33,264	27,448
Provision for bad debts	57,820	47,474
Total costs and expenses	91,084	74,922
Operating loss	(21,007)	(8,474)
Interest expense	25,896	9,428
Loss before income taxes	$(46,903)	$(17,902)
Selling, general and administrative expense as percent of revenues	47.5%	41.3%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.5%	8.0%
Operating margin	(30.0)%	(12.8)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of April 30,
	2016	2015
Weighted average credit score of outstanding balances	595	595
Average outstanding customer balance	$2,381	$2,355
Balances 60+ days past due as a percentage of total customer portfolio balance	8.6%	8.4%
Re-aged balance as a percentage of total customer portfolio balance	14.8%	12.9%
Account balances re-aged more than six months (in thousands)	$65,615	$47,423
Allowance for bad debts as a percentage of total customer portfolio balance	12.7%	11.1%
Percent of total customer portfolio balance represented by no-interest option receivables	36.5%	34.8%

	Three Months Ended April 30,
	2016	2015
Total applications processed	314,378	292,602
Weighted average origination credit score of sales financed	609	617
Percent of total applications approved and utilized	35.9%	44.3%
Average down payment	3.9%	4.0%
Average income of credit customer at origination	$40,100	$40,500
Percent of retail sales paid for by:
In-house financing, including down payment received	75.5%	85.4%
Third-party financing	12.5%	2.6%
Third-party rent-to-own options	5.2%	5.1%
	93.2%	93.1%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	April 30, 2016	January 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$11,542	$12,254
Restricted cash	94,072	64,151
Customer accounts receivable, net of allowances	727,079	743,931
Other accounts receivable	84,558	95,404
Inventories	181,543	201,969
Income taxes recoverable	15,393	10,774
Prepaid expenses and other current assets	19,300	20,092
Total current assets	1,133,487	1,148,575
Long-term portion of customer accounts receivable, net of allowances	596,889	631,645
Long-term restricted cash	25,002	14,425
Property and equipment, net	163,626	151,483
Deferred income taxes	69,264	70,219
Other assets	8,557	8,953
Total assets	$1,996,825	$2,025,300
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$769	$799
Accounts payable	97,515	86,797
Accrued expenses	43,900	39,374
Other current liabilities	20,297	19,155
Total current liabilities	162,481	146,125
Deferred rent	82,848	74,559
Long-term debt and capital lease obligations	1,203,361	1,248,879
Other long-term liabilities	17,920	17,456
Total liabilities	1,466,610	1,487,019
Stockholders' equity	530,215	538,281
Total liabilities and stockholders' equity	$1,996,825	$2,025,300

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended April 30,
	2016	2015
Retail segment operating income, as reported	$33,663	$42,580
Adjustments:
Store and facility closure and relocation costs	—	425
Legal and professional fees related to evaluation of strategic alternatives and securities-related litigation	454	194
Executive management transition costs	72	—
Retail segment operating income, as adjusted	$34,189	$43,199
Retail segment total revenues	$319,036	$298,628
Retail segment operating margin:
As reported	10.6%	14.3%
As adjusted	10.7%	14.5%

NET INCOME, AS ADJUSTED, AND DILUTED EARNINGS PER SHARE AS ADJUSTED

	Three Months Ended April 30,
	2016	2015
Net income (loss), as reported	$(9,749)	$15,677
Adjustments:
Store and facility closure and relocation costs	—	425
Legal and professional fees related to evaluation of strategic alternatives and securities-related litigation	454	194
Executive management transition costs	72	—
Tax impact of adjustments	(139)	(226)
Net income (loss), as adjusted	$(9,362)	$16,070
Weighted average common shares outstanding - Diluted	30,661	36,880
Earnings (loss) per share:
As reported	$(0.32)	$0.43
As adjusted	$(0.31)	$0.44
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net income, and adjusted earnings (loss) per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze our operating results.